EXHIBIT 10(u)

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) made as of this 23rd day of June, 1999, between DUSA Pharmaceuticals, Inc., a New Jersey corporation (the “Corporation”) and Scott L. Lundahl (“Lundahl”), who resides at 4 Morris Street, Lexington, Massachusetts 02173:

NOW, THEREFORE, in consideration of the covenants and promises contained herein and in accordance with the terms and conditions set forth in this Agreement, the parties mutually agree as follows:

1.                                       Employment:  The Corporation hereby employs Lundahl and he hereby accepts such employment as the Vice President, Technology of the Corporation. Lundahl agrees to devote his full time and best efforts to evaluate and develop proprietary devices and light source technology for the Corporation.  Lundahl shall report to the Chief Operating Officer of the Corporation or other executive officer of the Corporation as determined by the Corporation's Board of Directors.

2.                                       Duties and Responsibilities:  Notwithstanding any language contained herein to the contrary, Lundahl's responsibilities (by way of example and not by way of limitation) shall include:

A.                                   Management of the development of all devices and light sources for use with the Corporation's drug products;

B.                                     Evaluation of devices and light source products and other technologies for licensing or purchase by the Corporation;

C.                                     Supervision and hiring of technical employees as may be authorized.

D.                                    any additional responsibilities assigned by the Chief Operating Officer or Chief Executive Officer of the Corporation, from time to time.

3.                                       Remuneration:  The Corporation shall pay to Lundahl an initial base salary equal to $151,250 per annum at intervals consistent with the Corporation’s administrative practices, from time to time.  His base salary shall be reviewed by the Board, from time to time, not less than on an annual basis, beginning in January, 2000.  Any salary increases shall be determined by, and shall be made at the sole discretion of the Board. Following the end of each fiscal year, the Board may award a cash bonus to Lundahl in an amount up to 30% of Lundahl's current base salary for such year, as determined by the Board in its sole discretion.  For purposes of awarding the total amount of such bonus, mutually agreeable performance objectives will be set at the beginning of any calendar year during Lundahl's employment.  The Board may award annual cash bonuses above 30% of then current base salary for outstanding performance.

All salary and other payments and allowances outlined in this Agreement shall be subject to such withholding taxes and deductions as may be required by law.

4.                                       Place of Employment:  As Vice President, Technology, Lundahl shall operate from the Corporation's offices located in Massachusetts.  Lundahl acknowledges, however, that there will be domestic and international travel required on a regular basis.  Such travel is understood to be necessary in order to effectively conduct his responsibilities for the Corporation and so that Lundahl may remain in the forefront of technological developments.

5.                                       Benefits:  Lundahl will be entitled to participate in the medical, disability, life, and other insurance benefit plans or pension, profit sharing, or 401K plans which may be made available to the officers and employees of the Corporation from time to time, subject to applicable eligibility rules thereof.

6.                                       Stock Purchase and Bonus Plans:  Lundahl shall be entitled to participate in the 1996 Omnibus Plan, as amended, and any subsequent stock purchase and bonus or incentive plans that the Corporation shall from time to time make available to its officers and employees, subject to applicable eligibility rules thereof.

7.                                       Vacation:  Lundahl shall be entitled to four (4) weeks of vacation during each year of employment, to be taken at a time or times acceptable to the Corporation, having regard to its operations.  Lundahl shall not be entitled to carry over any unused vacation from one (1) calendar year into the following calendar year, so long as such a vacation policy is consistent for all employees.

8.                                       Expenses: All reasonable travel and other expenses incident to the rendering of services by Lundahl on behalf of and in promoting the interests of the Corporation shall be paid by the Corporation, including but not limited to an automobile allowance in the amount of $6,000 per year.  If such expenses are paid in the first instance by Lundahl, the Corporation agrees that it will reimburse Lundahl therefor upon presentation of appropriate statements, vouchers, bills and invoices as and when required by the Corporation to support the reimbursement request.

9.                                       Confidential Information:

A.                                   Lundahl understands that in the performance of his services hereunder he may obtain knowledge of “confidential information”, as hereinafter defined, relating to the business of the Corporation.  As used herein, “confidential information” means any information (whether clinical, financial, administrative or otherwise), written or oral, (including without limitation, any formula, pattern, device, plan, process, or compilation of information) which (i) is, or is designed to be, used in the business of the Corporation or results from its research and/or development activities, or (ii) is private or confidential in that it is not generally known or available to the public, or (iii) gives the Corporation an opportunity to obtain an advantage over competitors who do not know or use it.  Lundahl shall not, without the written consent of the Board, either during the term of his employment or thereafter, (a) use or disclose any such confidential information outside of the Corporation (except to consultants or other agents or representatives of the Corporation who are similarly bound to the Corporation by confidentiality obligations), (b) publish any article with respect thereto, (c) except in the performance of his services hereunder, remove or aid in the removal from the premises of the Corporation any such confidential information or any property or material which relates thereto.

B.                                     Upon the termination of his employment with the Corporation, all documents, records, notebooks and similar repositories of or continuing information concerning the Corporation, or its products, services or customers, including any copies thereof, then in Lundahl’s possession or under his control, whether prepared by Lundahl or others, will be left with or immediately returned to the Corporation by Lundahl.

C.                                     (i)                                     Lundahl shall promptly disclose to the Corporation any and all prescription drug products, devices, machines, methods, inventions, discoveries, improvements, processes, works or the like (all of which are referred to herein as “inventions”) which he may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time (whether or not during work hours) during his employment hereunder.

(ii)                                  All such inventions which in any way relate to the products manufactured, sold or used by the Corporation or to any methods, processes or apparatus used in connection with the manufacture of such products or treatment of disease or conditions, or in either case which are or may be or may become capable of use in the business of the Corporation, shall at all times and for all purposes be regarded as acquired and held by Lundahl in a fiduciary capacity for, solely for the benefit of, the Corporation.

(iii) With respect to all such inventions, Lundahl shall:

(a)                                  treat all information with respect thereto as confidential information within the meaning of, and subject to paragraph 9 above;

(b)                                 keep complete and accurate records thereof, which records shall be the property of the Corporation;

(c)                                  execute any application for letters patent of the United States and of any and all other countries covering such inventions, and give to the Corporation, its attorneys and solicitors all reasonable and requested assistance in preparing such application;

(d)                                 from time to time, upon the request and at the expense of the Corporation, but without charge for services beyond the salary paid to him by the Corporation, execute all assignments or other instruments required to transfer and assign to the Corporation (or as it may direct) all inventions, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Corporation;

(e)                                  testify in any proceedings or litigation as to all such inventions; and

(f)                                    in case the Corporation shall desire to keep secret any such invention, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

D.                                    Notwithstanding any of the foregoing in this section, information, whether confidential or proprietary or not, shall be exempt from the above confidentiality provisions if said information:

(i)                                     is known to Lundahl prior to his employment or consultancy with the Corporation and not otherwise covered by confidentiality obligations to the Corporation;

(ii)                                  is in the public domain on the date of employment;

(iii)                               becomes public at any time through no fault of Lundahl; or

(iv)                              is or becomes readily available from third parties who have no confidentiality obligations to the Corporation.

E.                                      If Lundahl's employment is terminated by Lundahl, Lundahl shall not, without the express prior written consent of the Corporation, directly, or indirectly, during the term of this Agreement or for a period of one (1) year after its termination, render services, or engage in activity including but not limited to, the activities enumerated in Section 2 hereof or any similar activity, for any company which relates to the development or sale of photodynamic therapy (“PDT”) or photodetection (“PD”) products directly competitive (i.e., medically or therapeutically) with the Corporation's products or compounds or mixtures thereof, whether alone or as a partner, officer, director, employee or shareholder of any other corporation, or as a trustee, fiduciary, consultant or other representative of any other activity.  This restriction shall not apply if Lundahl has disclosed to the Corporation, in writing, all the known facts relating to such work or activity and has received a release, in writing from the Corporation, to engage in such work or activity.  The making of passive and personal investments and the conduct of private business affairs shall not be prohibited hereunder.  Ownership by Lundahl of five percent (5%) or less of the outstanding shares of stock of any corporation either (i) listed on a national securities exchange or (ii) having at least 100 stockholders shall not make Lundahl a “stockholder” within the meaning of that term as used in this paragraph, so long as Lundahl has no participation in the management of such corporation.

10.                                 Termination of Employment:

A.                                   The Corporation may terminate this Agreement at any time, with or without cause on sixty (60) days prior written notice.  For purposes of this Agreement, cause shall mean (i) Lundahl’s physical or mental disability or other inability to perform the duties of his job for any reason for a period in excess of six (6) consecutive months, (ii) Lundahl's conviction in a court of law of a crime or offense, which conviction would prevent Lundahl from effective management of the Corporation or materially adversely affect the reputation of the Corporation, as determined by the Board in its sole discretion, exercising its reasonable judgment, or (iii) Lundahl's malfeasance or misconduct such as fraud, embezzlement, dishonesty, acts of moral turpitude, or a felony conviction, or for other good cause materially detrimental to the Corporation.  In the event of a termination for cause, Lundahl shall be paid his base salary, pro rated to the date of termination.  Nothing contained herein shall be interpreted to impair or otherwise affect the right of the Corporation to terminate Lundahl's employment, at will, with or without good cause.

B.                                     If Lundahl’s employment is terminated by the Corporation without cause, the Corporation shall:

(i)                                     pay Lundahl a severance allowance equivalent to twelve (12) month’s then current base salary, payable as a lump sum, within sixty (60) days following the date of such termination;

(ii)                                  pay to Lundahl within two (2) weeks of the date of termination all outstanding vacation pay and any earned but unpaid salary or bonuses to the date of such termination and reimburse Lundahl for any business expense incurred by him up to and including the date of such termination following provision by Lundahl of all applicable and necessary receipts.

C.                                     Termination upon Death:  Lundahl’s employment with the Corporation will cease and this Agreement will terminate without further compensation if Lundahl dies. Upon his death, his estate will be entitled to any Corporation paid death benefit in force at the time of such death.  In addition, Lundahl's estate shall be paid any cash bonus to which he would have been entitled under Paragraph 3 above. Likewise, Lundahl’s beneficiaries as designated by him to the Corporation shall be entitled to receive the benefits, if any, described in Paragraphs 5 and 6 above, and will be entitled to exercise any vested but unexercised stock options that were held by him at the time of his death, subject to the terms and conditions of such options.

D.                                    Resignation:  Lundahl will provide the Corporation with two (2) months’ advance notice, in writing, of his resignation from the Corporation.

11.                                 Change of Control: If Lundahl's employment is terminated by the Corporation without cause upon the consummation of a “change in control” as defined herein, Lundahl shall receive, within five (5) days after such termination from the Corporation or its successor, a lump sum payment equal to three (3) times his base salary during the last fiscal year in which Lundahl is associated with the Corporation (including any amounts due as severance under Paragraph 10B.(i) of this Agreement).  For the purposes hereof, “change in control” shall mean a change in control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the 1934 Act”), whether or not the Corporation is then subject to such reporting requirements; provided that, without limitations, such a change in control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a change in control of the Corporation has occurred; such ownership shall be defined pursuant to Rule 13d-3 of the 1934 Act and includes mergers or acquisitions whereby an outside party has in excess of twenty percent (20%) of the combined voting power; (ii) when the Corporation merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of the Corporation are sold or transferred to another person or entity.

12.                                 Indemnification:  The Corporation shall, to the extent permitted by the laws of the State of New Jersey, indemnify Lundahl against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises as a consequence of his duties as an employer and officer of the Corporation.  Such indemnification will include such expenses as attorneys fees, judgments, fines and amounts awarded or agreed to in settlement, provided that Lundahl acted legally and in good faith, or reasonably believed that his actions were legal and performed in good faith.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre shall not, of itself, create a presumption that his actions were illegal or not performed in good faith.

13.                                 Representation Concerning Prior Agreements:  Lundahl represents and warrants to the Corporation that none of the duties or obligations for which he is responsible under this  Agreement breaches, or will cause him to breach in the future, any restrictive covenant or confidentiality obligation under any prior agreement.

14.                                 Provisions Operating Following Termination:  Notwithstanding any termination of Lundahl’s employment with or without cause, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

15.                                 Notices:  Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by facsimile transmission, so long as receipt of such transmission is available, addressed to the recipient as follows:

To:	Scott L. Lundahl	To:	D. Geoffrey Shulman, MD,
	4 Morris Street		FRCPC, President
	Lexington, Massachusetts 02173		DUSA Pharmaceuticals, Inc.
	USA		25 Upton Drive
Wilmington, MA 01887

or to such other address or individual as may be designated by notice by either party to the other.  Any notice given by personal delivery shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday or Sunday following the deposit thereof with the U.S. Postal Service.

16.                                 Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

17.                                 Benefit of Agreement:  This Agreement shall enure to the benefit of and be binding upon the heirs, executives, administrators and legal personal representatives of Lundahl and to and upon the successors and assigns of the Corporation, respectively.

18.                                 Entire Agreement:  This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of employment of Lundahl and cancels and supersedes any prior understandings and agreements with respect to Lundahl's employment between the parties to this Agreement.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement.  The parties acknowledge that certain agreements between the Corporation and Lumenetics, Inc. in which Lundahl is a principal shareholder exist and are not affected by this Agreement.

19.                                 Severability:  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.                                 Amendments and Waivers:  Any provision of this Agreement may be amended or waived only with prior written consent of the Corporation and Lundahl.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

ATTEST:	DUSA PHARMACEUTICALS, INC.

/s/ Nanette Mantell	By:	/s/ D. Geoffrey Shulman
D. Geoffrey Shulman, MD, FRCPC
President
WITNESS:

/s/ Scott L. Lundahl
Scott L. Lundahl